NYLIM ACTIVE ETF TRUST 485BPOS

Exhibit (d)(1)(a)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement is made as of the 16th day of September 2026, by and between NYLIM Active ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Appendix A (each, a “Fund” and collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the parties hereto have entered into an Investment Advisory Agreement dated as of April 15, 2015, as amended and restated August 28, 2024 (the “Agreement”); and

WHEREAS, the Advisor and the Trust desire to amend Appendix A of the Agreement to reflect the addition of NYLIM MacKay Muni High Income ETF, a series of the Trust.

NOW, THEREFORE, the parties agree that Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

NYLIM ACTIVE ETF TRUST		NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis
Name:	Jack R. Benintende	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Senior Managing Director

Exhibit (d)(1)(a)

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

(As of September 16, 2026)

Fund	Fee Rate
NYLIM MacKay Muni Insured ETF	0.40% of the average daily net assets
NYLIM MacKay Muni Intermediate ETF	0.40% of the average daily net assets
NYLIM MacKay Core Plus Bond ETF	0.35% of the average daily net assets
NYLIM MacKay California Muni Intermediate ETF	0.45% of the average daily net assets
NYLIM Winslow Large Cap Growth ETF

0.75% of the average daily net asset up to $500 million;

0.725% of the average daily net assets from $500 million to $750 million;

0.71% of the average daily net assets from $750 million to $1 billion;

0.70% of the average daily net assets from $1 billion to $2 billion;

0.66% of the average daily net assets from $2 billion to $3 billion;

0.61% of the average daily net assets from $3 billion to $7 billion;

0.585% of the average daily net assets from $7 billion to $9 billion; and

0.575% of the average daily net assets over $9 billion.

NYLIM Winslow Focused Large Cap Growth ETF

0.75% of the average daily net asset up to $500 million;

0.725% of the average daily net assets from $500 million to $750 million;

0.71% of the average daily net assets from $750 million to $1 billion;

0.70% of the average daily net assets from $1 billion to $2 billion;

0.66% of the average daily net assets from $2 billion to $3 billion;

0.61% of the average daily net assets from $3 billion to $7 billion;

0.585% of the average daily net assets from $7 billion to $9 billion; and

0.575% of the average daily net assets over $9 billion.

NYLIM MacKay High Income ETF	0.40% of the average daily net assets
NYLIM CBRE Real Estate & Infrastructure ETF	0.65% of the average daily net assets
NYLIM MacKay Securitized Income ETF	0.40% of the average daily net assets
NYLIM MacKay Muni Short Duration ETF	0.25% of the average daily net assets
NYLIM MacKay Muni Allocation ETF	0.40% of the average daily net assets
NYLIM International Small-Mid Cap Equity ETF	0.70% of the average daily net assets
NYLIM Investment Grade CLO ETF	0.25% of the average daily net assets
NYLIM MacKay Muni High Income ETF	0.40% of the average daily net assets

2